January 20, 2010

Board of Trustees
Capstone Church Capital Fund
5847 San Felipe, Suite 4100
Houston, TX  77057

Re:  Expense Limitation Agreement

Dear Sirs:

Pursuant to paragraph 1(c) in the EXPENSE LIMITATION AGREEMENT (“Agreement”), effective as of October 3, 2005, by and between Capstone Asset Management Company (“CAMCO”) and Capstone Church Bond Fund (since renamed Capstone Church Capital Fund), CAMCO agrees to extend the duration of the Operating Expense Limit, as described in the Agreement, to September 30, 2010.  This letter shall be attached as an exhibit to the Agreement.

Very truly yours,

CAPSTONE ASSET MANAGEMENT COMPANY

By:  /s/ Edward L. Jaroski
       Edward L. Jaroski
       President